Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2017 relating to our audits of the financial statements of Torrent Energy Services, LLC as of and for the years ended December 31, 2016 and 2015, included in the Annual Report of Ranger Energy Services, Inc. on Form 10-K for the year ended  December 31, 2017.  We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Ranger Energy Services, Inc.’s Long Term Incentive Plan on Form S-8 (File No. 333-220018).

/s/ Whitely Penn LLP

Houston, Texas

March 13, 2018